Exhibit (K)

Zodiac Partners II, LLC Announces Tender Offer Results, Raises Its Offer Price to $0.84 Per Share, Commits Additional Equity, and Extends the Expiration Date

West Palm Beach FL, June 23, 2026 – Zodiac Partners II, LLC (“Zodiac Partners” or “Zodiac”) today announced the results to date of its previously announced all-cash tender offer to acquire all outstanding shares of Destination XL Group, Inc. (“DXLG” or “DXL”), and announced that it has increased its offer price to $0.84 per share, committed additional equity to the offer, and has extended the expiration date. The offer, which had been scheduled to expire at 5:00 PM, Eastern Time, on June 22, 2026, has been extended to 5:00 PM, Eastern Time, on July 24, 2026. As of the prior expiration of the offer, more than 16% of DXL’s outstanding shares had been validly tendered and not withdrawn (approximately 8,978,000 shares). Zodiac Partners has been overwhelmed by the strength of this stockholder response and, in light of it, has elected to improve and extend the offer.

“We are pleased by the response from DXL’s stockholders, and by raising our price and committing additional capital we are demonstrating just how serious we are about completing this transaction,” said Ziggy Gokea, Managing Member of Zodiac Partners II, LLC. “This offer was designed to show the Board the flawed nature of the Full Beauty Brands (“FBB”) merger and to give stockholders a better path forward. The strength of the support we have received to date is a clear signal that stockholders want a choice.”

Commits More Equity and Raises Price

Zodiac Partners has increased its offer price to $0.84 per share in cash and has increased its committed equity financing for the transaction. The improved offer represents a ~27% premium to the most recent share price and reflects Zodiac’s improved conviction in the transaction following such a strong shareholder turn out. Consistent with the terms of the offer, the increased price would be paid to all stockholders whose shares are accepted for payment in the offer, including stockholders who have already tendered. Zodiac believes the shareholder support and improved terms leave the DXL Board with no sound basis to continue refusing to engage.

A Choice for Stockholders

Zodiac Partners expects the Board will recognize the clear signal that its stockholders have sent. Having itself concluded that the Full Beauty Brands merger is not in the best interest of stockholders, the Board should stop expending stockholder resources pursuing that transaction. In Zodiac’s view, the Board must recognize that the FBB merger cannot be saved and that any deal with FBB, even if modified, is not a path to value. A highly levered, all-stock transaction in a further weakening macro environment would leave stockholders worse off. Given this, Zodiac urges the Board to give its stockholders a voice and to engage with Zodiac’s competing, all-cash offer. Zodiac remains confident that it can execute a definitive agreement within 45 days of being granted appropriate access, and stands ready to engage with the Board immediately.

The Risk of the FBB Path

Zodiac cautions that continuing to pursue the FBB merger could leave DXL in a precarious position within a matter of weeks. By August 11th, 2026, DXL could be left with no CEO, no transaction partner, and a diminished cash position after the resources spent on a transaction the Board has now repudiated. Zodiac believes such an outcome risks leaving the business effectively orphaned and could place further pressure on the share price, which is down another 28% year to date.

Terms

The offer is now scheduled to expire at 5:00 PM, Eastern Time (ET), at the end of July 24th, 2026, unless the offer is extended. The full terms, conditions and other details of the tender offer are set forth in the amended offering documents that the Purchaser is filing promptly with the Securities and Exchange Commission (the “SEC”). Wyrick Robbins Yates & Ponton LLP is acting as legal counsel to Zodiac Partners II, LLC.

In addition, the Purchaser reiterates that it intends to pursue all options to complete a transaction, including potentially nominating directors for election at DXL’s Annual Meeting.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between the Purchaser and DXL, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether DXL will cooperate with the Purchaser regarding the proposed transaction; the Purchaser’s ability to consummate the proposed transaction with DXL; the conditions to the completion of the proposed transaction, including the receipt of any required stockholder approvals and any required regulatory approvals; and the Purchaser’s ability to finance the proposed transaction. The Purchaser intends, promptly following consummation of the Offer, to effect a second-step merger under Section 251(h) of the Delaware General Corporation Law in which all Shares not tendered (other than Shares as to which appraisal rights are properly exercised) will be converted into the right to receive the same consideration per Share paid in the Offer, so that non-tendering stockholders receive the identical consideration The Purchaser cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. The Purchaser does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell DXL securities. Zodiac Partners II, LLC (the “Purchaser”) intends to file an Amended Tender Offer Statement on Schedule TO/A with the SEC on the date hereof, and DXL will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time), and the Solicitation/Recommendation Statement when available, as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by the Purchaser and DXL with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that the Purchaser file with the SEC will be made available to all investors and security holders of DXL free of charge from the information agent for the tender offer:

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